UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*



                            Harvey Electronics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   417660 10 7
                                -----------------
                                 (CUSIP Number)

                                December 8, 2004
                                ----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [     ] Rule 13d-1(b)
                  [  X   ] Rule 13d-1(c)
                  [    ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G
                                       ---

CUSIP No.  417660 10 7
---------------------------------------------


    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                        Harvey Acquisition Company, LLC

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    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [  ]
                                                                        (b) [  ]

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    3       SEC USE ONLY
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    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
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      NUMBER OF            5      SOLE VOTING POWER
        SHARES
     BENEFICIALLY                      153,932
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH
         ----
                        --------- ----------------------------------------------
                        --------- ----------------------------------------------

                           6      SHARED VOTING POWER

                                       0
                        --------- ----------------------------------------------
                        --------- ----------------------------------------------

                           7      SOLE DISPOSITIVE POWER

                                       153,932
                        --------- ----------------------------------------------
                        --------- ----------------------------------------------

                           8      SHARED DISPOSITIVE POWER

                                         0
----------------------- --------- ----------------------------------------------

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  153,932
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10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
            --------------------------------------------------------------------

----------- --------------------------------------------------------------------
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11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  4.63%
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----------- --------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*

                   OO
----------- --------------------------------------------------------------------

                                  SCHEDULE 13G
                                  ------------

Item 1   (a)      Name of Issuer:
                  Harvey Electronics, Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                  205 Chubb Avenue
                  Lyndhurst, NJ 07071

Item 2   (a)      Name of Person Filing:
                  Harvey Acquisition Company, LLC

         (b)      Address of Principal Business Office or, if None, Residence:
                  949 Edgwood Avenue Pelham, NY 10803

         (c)      Citizenship:
                  Delaware

         (d)      Title of Class of Securities:
                  Common Stock

         (e)      CUSIP Number: 417660 10 7

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
                  Not applicable

Item 4.           Ownership.  As of the date of this filing:
                  (a)      Amount beneficially owned:153,932
                  (b)      Percent of class:4.63%
                  (c)      Number of shares as to which such person has:
                           (i) Sole power to vote or direct the vote: 153,932
                           (ii) Shared power to vote or direct the vote: 0 (iii) Sole power to dispose or direct the disposition of:
                           153,932 (iv) Shared power to dispose or direct the disposition of: 0

Item 5.           Ownership of Five Percent or Less of a Class.
                  Filing is being made to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities reported herein.

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being reported on by the Parent Holding Company. Not applicable

Item 8.           Identification and Classification of Members of the Group.
                  Not applicable

Item 9.           Notice of Dissolution of Group.
                  Not applicable

Item 10.          Certification.
                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 10, 2004

HARVEY ACQUISITION COMPANY, LLC


By: /s/ Michael E. Recca
-------------------------
Michael E. Recca, Manager